                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               OPEN MARKET, INC.,


                         NORWAY ACQUISITION CORPORATION


                                      AND


                             ICENTRAL, INCORPORATED

                               TABLE OF CONTENTS
                               -----------------
Section                                                                                                        Page
-------                                                                                                        ----
Preliminary Statement..........................................................................................   1
---------------------

1.       The Merger............................................................................................   1
         ----------

         1.1      The Merger...................................................................................   1
                  ---------
         1.2      The Closing..................................................................................   1
                  -----------
         1.3      Actions at the Closing.......................................................................   2
                  ----------------------
         1.4      Additional Action............................................................................   2
                  -----------------
         1.5      Conversion of Shares.........................................................................   2
                  --------------------
         1.6      Dissenting Shares............................................................................   3
                  -----------------
         1.7      Exchange of Shares...........................................................................   4
                  ------------------
         1.8      Dividends....................................................................................   5
                  ---------
         1.9      Fractional Shares............................................................................   5
                  -----------------
         1.10     Escrow.......................................................................................   5
                  ------
         1.11     Options and Warrants.........................................................................   5
                  --------------------
         1.12     Certificate of Incorporation.................................................................   6
                  ----------------------------
         1.13     By-laws......................................................................................   6
                  -------
         1.14     Directors and Officers.......................................................................   6
                  ----------------------
         1.15     No Further Rights............................................................................   6
                  -----------------
         1.16     Closing of Transfer Books....................................................................   6
                  -------------------------

2.       Representations and Warranties of the Company.........................................................   6
         ---------------------------------------------
         2.1      Organization, Qualification and Corporate Power..............................................   6
                  -----------------------------------------------
         2.2      Capitalization of the Company................................................................   6
                  -----------------------------
         2.3      Authorization of Transaction.................................................................   7
                  ----------------------------
         2.4      Noncontravention.............................................................................   7
                  ----------------
         2.5      No Subsidiaries..............................................................................   8
                  ---------------
         2.6      Financial Statements.........................................................................   8
                  --------------------
         2.7      Absence of Certain Changes...................................................................   8
                  --------------------------
         2.8      Undisclosed Liabilities......................................................................   8
                  -----------------------
         2.9      Tax Matters..................................................................................   9
                  ----------
         2.10     Assets.......................................................................................  11
                  ------
         2.11     Intellectual Property........................................................................  11
                  ---------------------
         2.12     Inventory....................................................................................  13
                  ---------
         2.13     Real Property and Leases.....................................................................  13
                  ------------------------
         2.14     Contracts....................................................................................  13
                  ---------
         2.15     Accounts Receivable..........................................................................  15
                  -------------------
         2.16     Powers of Attorney...........................................................................  15
                  ------------------
         2.17     Insurance....................................................................................  15
                  ---------

         2.18     Litigation...................................................................................  15
                  ----------
         2.19     Product Warranty.............................................................................  15
                  ----------------
         2.20     Employees and Consultants....................................................................  15
                  -------------------------
         2.21     Employee Benefits............................................................................  16
                  -----------------
         2.22     Environmental Matters........................................................................  18
                  ---------------------
         2.23     Legal Compliance.............................................................................  19
                  ----------------
         2.24     Permits......................................................................................  19
                  -------
         2.25     Certain Business Relationships...............................................................  19
                  ------------------------------
         2.26     Brokers' Fees................................................................................  20
                  -------------
         2.27     Books and Records............................................................................  20
                  -----------------
         2.28     Banking Facilities...........................................................................  20
                  ------------------
         2.29     U.S. Real Property Interests.................................................................  20
                  ----------------------------
         2.30     Company Action...............................................................................  20
                  --------------
         2.31     Disclosure...................................................................................  21
                  ----------

3.       Representations of the Buyer..........................................................................  21
         ----------------------------
         3.1      Organization and Corporate Power.............................................................  21
                  --------------------------------
         3.2      Capitalization...............................................................................  21
                  --------------
         3.3      Authorization................................................................................  21
                  -------------
         3.4      Noncontravention.............................................................................  22
                  ----------------
         3.5      Buyer Reports................................................................................  22
                  -------------
         3.6      Absence of Certain Changes...................................................................  22
                  --------------------------

4.       Covenants.............................................................................................  23
         ---------

         4.1      Commercially Reasonable Efforts..............................................................  23
                  -------------------------------
         4.2      Notices and Consents.........................................................................  23
                  --------------------
         4.3      Meeting of Shareholders......................................................................  23
                  -----------------------
         4.4      Operation of Business........................................................................  23
                  ---------------------
         4.5      Full Access..................................................................................  25
                  -----------
         4.6      Continuing Obligation to Inform..............................................................  25
                  -------------------------------
         4.7      Exclusivity..................................................................................  25
                  -----------
         4.8      Listing of Merger Shares.....................................................................  26
                  ------------------------

5.       Conditions to Consummation of Merger..................................................................  26
         ------------------------------------

         5.1      Conditions to Each Party's Obligations.......................................................  26
                  --------------------------------------
         5.2      Conditions to Obligations of the Buyer and the
                  ----------------------------------------------
                  Transitory Subsidiary........................................................................  26
                  ---------------------
         5.3      Conditions to Obligations of the Company.....................................................  27
                  ----------------------------------------

6.       Indemnification.......................................................................................  28
         ---------------

         6.1      Indemnification..............................................................................  28
                  ---------------

         6.2      Method of Asserting Claims...................................................................  29
                  --------------------------
         6.3      Survival.....................................................................................  30
                  --------
         6.4      Recourse; Remedies...........................................................................  30
                  ------------------
         6.5      Limitations..................................................................................  31
                  -----------

7.       Termination...........................................................................................  31
         -----------

         7.1      Termination of Agreement.....................................................................  31
                  ------------------------
         7.2      Effect of Termination........................................................................  32
                  ---------------------

8.       Registration of Shares................................................................................  32
         ----------------------

9.       Brokers...............................................................................................  34
         -------

10.      Expenses..............................................................................................  35
         --------

11.      Miscellaneous.........................................................................................  35
         -------------
         11.1     Press Releases and Announcements.............................................................  35
                  --------------------------------
         11.2     No Third Party Beneficiaries.................................................................  35
                  ----------------------------
         11.3     Entire Agreement.............................................................................  35
                  ----------------
         11.4     Succession and Assignment....................................................................  35
                  -------------------------
         11.5     Counterparts.................................................................................  35
                  ------------
         11.6     Headings.....................................................................................  35
                  --------
         11.7     Notices......................................................................................  36
                  -------
         11.8     Governing Law................................................................................  36
                  -------------
         11.9     Amendments and Waivers.......................................................................  37
                  ----------------------
         11.10    Severability.................................................................................  37
                  ------------
         11.11    Specific Performance.........................................................................  37
                  --------------------
         11.12    Construction.................................................................................  37
                  ------------
         11.13    Incorporation of Exhibits and Schedules......................................................  38
                  ---------------------------------------

                                   EXHIBITS
                                   --------

Schedule I
Exhibit A         Agreement of Merger
Exhibit B         Escrow Agreement
Exhibit C         Articles of Incorporation of Surviving Corporation
Exhibit D         By-laws of Surviving Corporation
Exhibit E         Opinion of Company
Exhibit F         Form of Employment Agreement
Exhibit G         Opinion of Buyer and Transitory Subsidiary
Exhibit H         Expenses

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


     AGREEMENT (the "Agreement") entered into as of April 29, 1998 by and among Open Market, Inc., a Delaware corporation with its principal office at One Wayside Road, Burlington, MA (the "Buyer"), Open Market Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary") and Icentral, Incorporated, a Utah corporation with its principal office at 225 N. University Avenue, Provo, UT (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties". For purposes hereof Wasatch Venture Fund, Gregory Gibson, Jeffrey Windsor, Timothy Gibson, Robert Despain, Darren Whittaker and David Hills shall be known collectively as the "Majority Shareholders" and the other individuals listed on Schedule I attached hereto shall be known collectively as the "Minority Shareholders."

                             Preliminary Statement
                             ---------------------

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. In such merger, the shareholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.   The Merger.
     ----------

     1.1  The Merger.  Upon and subject to the terms and conditions of this
          ----------
Agreement, the Transitory Subsidiary shall merge with and into the Company (the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the Agreement of Merger, in the form attached hereto as Exhibit A, and the required officers' certificates
                            ---------
or other appropriate documents prepared and executed in accordance with the relevant provisions of the Utah Revised Business Corporation Act (the "Merger Documents") with the Secretary of State of the State of Utah and the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 16-10a-1106 of the Utah Revised Business Corporation Act and in
Section 252 of the Delaware General Corporation Law.

     1.2  The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP,
60

State Street in Boston, Massachusetts 02109, at 10:00 a.m., local time, on the date on which all of the conditions set forth in Section 5 are satisfied or waived or on such other date and at such other time and place as the Parties shall agree to (the "Closing Date").

     1.3  Actions at the Closing.  At the Closing, (a) the Company shall deliver
          ----------------------
to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Utah and the Secretary of State of the State of Delaware the Merger Documents, (d) the Buyer shall deliver certificates for the Initial Shares (as defined below) to the shareholders of the Company in accordance with Section 1.7 and (e) the Buyer, the Indemnification Representative (as defined therein) and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement") and the Buyer shall deliver to the Escrow
   ---------
Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

     1.4  Additional Action.  The Surviving Corporation may, at any time after
          -----------------
the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5  Conversion of Shares.
          --------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following shares (other than Dissenting Shares (as defined below) and shares held in the Company's treasury), each share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) .0196349 shares (the "Common Stock Conversion Number") of common stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") and $.0294448. The Company Common Stock issued and outstanding immediately prior to the Effective Time shall be referred to herein as the "Company Shares".

          (b) The Majority Shareholders and the Minority Shareholders shall be entitled to receive approximately 86% and 100%, respectively, of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5(b), rounded up to the nearest whole share as set forth on
Schedule I hereto (the "Initial Shares"); the remaining shares of Buyer Common Stock into which such Company Shares were converted pursuant to this Section 1.5(b) (the "Escrow

Shares") shall be deposited in escrow pursuant to Section 1.10 and shall be held and disbursed in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares." The Merger Shares together with the cash payments referred to in
Section 1.5(a) above shall together be referred to herein as the "Merger Consideration."

          (c) Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary at the Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (d) Each share of common stock, $.001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

     1.6  Dissenting Shares.
          -----------------

          (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with the Utah Revised Business Corporation Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless such Company Shareholder shall have forfeited his right to appraisal under the Utah Revised Business Corporation Act or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Shareholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to
Section 1.5(a), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent (A) in the case of a Majority Shareholder a certificate representing approximately 86% of the Merger Shares and (B) in the case of a Minority Shareholder 100% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(a) (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining Merger Shares to which such holder is entitled, if any, pursuant to Section 1.5(a) (which shares shall be considered Escrow Shares for all purposes of this Agreement.)

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Utah Revised Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, or as required by applicable law following written notice to the Buyer, make any payment with respect to any demands for appraisal of the Company Shares or offer to settle or settle any such demands.

     1.7  Exchange of Shares
          ------------------

          (a) As soon as practicable after the Effective Time, the Buyer shall send a notice and a transmittal form to each holder of a certificate representing Company Shares (a "Certificate") advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Company such Certificate in exchange for the Initial Shares issuable and cash payments payable pursuant to Section 1.5(a). Such transmittal form shall include a representation by the surrendering shareholder that he or she is acquiring the Merger Shares for investment and not with a view to the distribution thereof, except in accordance with Section 8. Each holder of a Certificate, upon proper surrender thereof to the Company in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor the Initial Shares issuable and cash payments payable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Initial Shares issuable and cash payments payable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Initial Shares and cash payments to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5(a). The Board of Directors of the Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (c) Certificates representing the Merger Shares shall contain a legend substantially in the following form together with any other legends required by applicable state securities laws:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

     1.8  Dividends.  No dividends or other distributions that are payable to
          ---------
the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Shareholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.9  Fractional Shares.  No certificates or scrip representing fractional
          -----------------
Initial Shares shall be issued to former Company Shareholders upon the surrender or exchange of Certificates, and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Shareholders. In lieu thereof, fractions resulting will be rounded up to the nearest whole number of Shares.

     1.10 Escrow.
          ------

          (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5(a), for the purpose of securing the indemnification obligations of the Company Shareholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be disbursed in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the indemnification provisions included in Section 6 of this Agreement and of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative.

     1.11 Options and Warrants.  Immediately prior to the Effective Time, there
          --------------------
shall not be outstanding any options, warrants or other rights to purchase Company Shares.

     1.12 Certificate of Incorporation.  The Articles of Incorporation of the
          ----------------------------
Surviving Corporation shall be as set forth in Exhibit C.
                                               ---------

     1.13 By-laws.  The by-laws of the Surviving Corporation shall be as set
          -------
forth in Exhibit D.
         ---------

     1.14 Directors and Officers.  The directors and officers of the Transitory
          ----------------------
Subsidiary shall become the directors and officers of the Surviving Corporation as of the Effective Time.

     1.15 No Further Rights.  From and after the Effective Time, no Company
          -----------------
Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.16 Closing of Transfer Books.  At the Effective Time, the stock transfer
          -------------------------
books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares and cash payments in accordance with Section 1.5(a), subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

2.   Representations and Warranties of the Company.
     ---------------------------------------------

     The Company represents and warrants to the Buyer that the statements contained in this Section 2 are true and correct except as set forth in the Disclosure Schedule attached hereto. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2. The disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Section 2.

     2.1  Organization, Qualification and Corporate Power.  The Company is a
          -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Utah. The Company is duly qualified to do business and is in corporate and tax good standing in each jurisdiction, if any, in which the nature of its business or the ownership or leasing of its properties requires such qualification or tax good standing. The Company has all requisite power and authority (corporate and other) to carry on its business and to own and use its properties and to execute, deliver and consummate this Agreement. The Company has furnished to the Buyer true and correct copies of its charter and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its charter or by-laws.

     2.2  Capitalization of the Company.  The Company's authorized capital stock
          -----------------------------
consists of (a) 50,000,000 shares of Company Common Stock, of which 24,452,555 shares are issued and outstanding on the date hereof and (b) 20,000,000 shares of Preferred Stock, no par value per share (the "Preferred Stock"), none of which are issued and outstanding; the shares of Company Common Stock are held of record and beneficially owned by the persons as set forth on Schedule I. All
                                                             ----------
such issued and outstanding shares of Company Common Stock have been duly and validly issued and are fully paid, non-assessable and free of preemptive rights. There are not outstanding (i) any options, warrants or other rights to acquire any capital stock of the Company, (ii) any securities convertible into or exchangeable for any capital stock of the Company or (iii) any other commitments of any kind for the issuance of capital stock or options, warrants or other rights to acquire any capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting or registration under the Securities Act of any capital stock of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable federal and state securities laws. No shares of capital stock of the Company are held in the treasury of the Company.

     2.3  Authorization of Transaction.  The Company has all requisite power and
          ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by the holders of the requisite percentage of outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Shareholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the Merger Documents as required by the Utah Revised Business Corporation Act, and obtaining Requisite Shareholder Approval neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Company, (b) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, the term "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's and similar liens, (ii) liens for Taxes (as defined herein) not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings or (iii) liens arising under worker's compensation, unemployment insurance, social security, retirement or similar legislation.

     2.5  No Subsidiaries.  The Company does not have any Subsidiaries.  There
          ---------------
is no corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, any equity interest.

     2.6  Financial Statements.  The Company has delivered to the Buyer: (i) the
          --------------------
unaudited consolidated financial statements of the Company as of December 31, 1996 and 1997 and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 1998 (the "Current Balance Sheet") and the Company's unaudited consolidated income statement for the 12 months then ended. The financial statements present fairly, in all material respects, the financial condition of the Company as of the dates indicated therein and the results of operations of the Company for the periods covered thereby.

     2.7  Absence of Certain Changes.  Since January 1, 1998, (i) there has not
          --------------------------
been any material adverse change in the assets, business, financial condition, results of operations or future prospects of the Company, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future and (ii) there have been no payments by the Company to any of its stockholders or their affiliates in excess of $10,000 in the aggregate, except for normal salary payments.

     2.8  Undisclosed Liabilities.  Except as disclosed in Section 2.8 of the
          -----------------------
Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the Current Balance Sheet, (ii) liabilities which have arisen since March 31, 1998 in the ordinary course of business consistent with past custom and practice ("Ordinary Course of Business") and which are not material in the aggregate and (iii) contractual liabilities incurred in the Ordinary Course of Business which do not require performance by the Company over a period in excess of 12 months or payment by the Company of $10,000 or more individually or in the aggregate.

     2.9  Tax Matters.
          -----------

          (a) The Company has timely filed all Tax Returns (as hereinafter defined) that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company has timely paid all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for tax periods and portions of tax periods through March 31, 1998 do not exceed the accruals and reserves for Taxes (other than accruals and reserves to reflect timing differences between book and tax income) set forth on the Current Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1994. The income Tax Returns of the Company have been audited by the Internal Revenue Service and each other Governmental Entity with which such Tax Returns have been filed or are closed by the applicable statutes of limitations for all tax years through December 31, 1994. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the Company's knowledge, threatened or contemplated. The Company has not been informed by any Governmental Entity that it believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to or bound by any tax allocation or sharing agreement.

          (d) The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), and the Company has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has not made an election under Treasury Reg. Section 1.1502-20(g). The Company is not and never has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2(b). The Company has no actual or potential liability for any Taxes of any person other than the Company under Treasury Reg. Section 1.1502-6 (or any similar provision of federal, state, local or foreign law) or as a transferee or successor, by contract or otherwise.

          (e) The Company has never participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has the Company had operations which are or may hereafter become reportable under
Section 999 of the Code. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a "target" or "target affiliate" as the result of an election or deemed election under Section 338 of the Code. The Company has not engaged in any transaction with any member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) of which the Company is a member which would be accounted for as a "deferred intercompany transaction" within the meaning of Treasury Reg. Section 1.1502-13. The Company has not been and is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. The Company has not agreed to make and is not required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. The Company does not have and has never had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (f) None of the assets of the Company: (i) are property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) are "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a).

          (g) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of state law occurring prior to the Closing Date.

     2.10 Assets.  Except as disclosed in Section 2.10 of the Disclosure
          ------
Schedule, the Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Except as disclosed in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11 Intellectual Property.
          ---------------------

          Section 2.11 of the Disclosure Schedule sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all items of intellectual property (other than unregistered copyrights, trade secrets, know-how and other confidential information) owned by, or used or useful in connection with the business of, the Company, including, but not limited to, United States and foreign patents, trade names, trademarks, trade name and trademark registrations, copyright registrations, and applications for any of the foregoing (the "Intellectual Property"); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor, with respect to the Intellectual Property (other than commercially available, off-the-shelf software available on a retail basis at a cost of not more than $10,000 in the aggregate). The term "Intellectual Property" shall include all copyrights, trade secrets, know-how and other confidential information of the Company.
Section 2.11 of the Disclosure Schedule sets forth a list of Company's products developed and under development (the "Company Products").

     Except as otherwise disclosed in Section 2.11 of the Disclosure Schedule:

          (a) the Company is the sole and exclusive owner of all right, title and interest in and to the Company Products, the Intellectual Property and all designs, permits, labels and packages used on or in connection therewith, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims;

          (b) the Company has the right and authority to use, and to continue to use after the Closing, the Company Products, the Intellectual Property and any third party materials used by the Company as of the Closing in connection with the conduct of its business in the manner presently conducted and as contemplated, and such use or continuing use does not (and, to the best knowledge of the Company, will not) conflict with, infringe upon, misappropriate or otherwise violate any rights of any other person, corporation or entity;

          (c) the Company has not received notice of, or has any knowledge of any basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company or any of its stockholders that any of the operations, activities, products (including products under development), services or publications of the Company or any of its customers or distributors using the Company Products or services of the Company infringes or, to the knowledge of the Company, will infringe (directly, contributorily or by inducement) any patent, trademark trade name, copyright, trade secret or other property right of a third party, or that it is illegally or otherwise using the trade secrets, or other confidential information of others in an unauthorized manner;

          (d) there are no outstanding, nor to the best knowledge of the Company, any threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Section 2.11 of the Disclosure Schedule or with respect to infringement by a third party of any of the Intellectual Property or of the ownership of the Intellectual Property or with respect to infringement of third party intellectual property rights by any Company Products;

          (e) the Company has no disputes with or claims against any third party for infringement by such third party of any Intellectual Property;

          (f) the Intellectual Property is sufficient to conduct the Company's business as presently conducted and as presently contemplated;

          (g) the Company has taken commercially reasonable steps to protect its right, title and interest in and to the Intellectual Property and the continued use of the Company Products and the Intellectual Property;

          (h) no officer, director, stockholder or employee of the Company nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the Intellectual Property;

          (i) the Company has no knowledge that any third party is infringing, or will threaten to infringe, misappropriate or otherwise violate any of the Intellectual Property in which the Company has ownership rights.

     2.12 Inventory.  All inventory of the Company, whether or not reflected on
          ---------
the Current Balance Sheet, consists of a quality and quantity which are usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Current Balance Sheet in conformity with GAAP. The quantities of each item of the Company's inventory are not excessive in the present circumstances of the Company.

     2.13 Real Property and Leases.
          ------------------------

          (a) The Company owns no real property.

          (b) Section 2.13(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13(b) of the Disclosure Schedule. With respect to each lease and sublease listed in
Section 2.13(b) of the Disclosure Schedule:

              (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

              (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

              (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and

              (iv) there are no disputes, oral agreements or forbearance programs to which the Company is a party in effect as to the lease or sublease.

     2.14 Contracts.  Section 2.14 of the Disclosure Schedule lists the
          ---------
following agreements, written or oral, to which the Company is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000 or (iii) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (c) any agreement establishing a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (e) any agreement concerning confidentiality or noncompetition;

          (f) any agreement involving any of the stockholders of the Company or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Affiliates");

          (g) any agreement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company; and

          (h) any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

     The Company has delivered to the Buyer a correct and complete copy of each agreement (as amended to date) listed in Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

     2.15 Accounts Receivable.  All accounts receivable of the Company
          -------------------
reflected on the Current Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserves for bad debts, on the Current Balance Sheet.

     2.16 Powers of Attorney.  There are no outstanding powers of attorney
          ------------------
executed on behalf of the Company.

     2.17 Insurance.  Section 2.17 of the Disclosure Schedule sets forth all
          ---------
such policies or binders of the insurance held by or on behalf of the Company (specifying the insurer, amount of the coverage, type of insurance, expiration date of each policy, risks insured and any pending claims thereunder). There has not been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding past due premiums or claims, and there are no provisions for retroactive or retrospective premium adjustments. No notice of cancellation or nonrenewal with respect to, or disallowance of any claims under, any such policy or binder has been received by the Company.
Section 2.17 of the Disclosure Schedule also sets forth a description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business of the Company.

     2.18 Litigation.  Section 2.18 of the Disclosure Schedule identifies, and
          ----------
contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings and investigations set forth in Section 2.18 of the Disclosure Schedule could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

     2.19 Product Warranty.  No product manufactured, sold, leased, licensed or
          ----------------
delivered by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or license, which are set forth in Section 2.19 of the Disclosure Schedule.

     2.20 Employees and Consultants.  Section 2.20 of the Disclosure Schedule
          -------------------------
contains a list of all employees and consultants of the Company, along with the position and the annual rate of compensation of each such person and the principal state (if other than Utah) where each such person performed his or her duties for the Company. Each such person has entered into a confidentiality and assignment of inventions agreement with the Company in the form previously delivered to the Buyer and attached to the Disclosure Schedule. To the knowledge of the Company, no employee of the Company has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.21 Employee Benefits.
          -----------------

          (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such

Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

          (d) The Company has never maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

          (f) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company that would subject the Company to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (g) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (h) Section 2.21(h) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.22 Environmental Matters.
          ---------------------

          (a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used in this
Section 2.22, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits prepared for the benefit of, or in the possession of, the Company, or any stockholder of the Company, or any consultant or agent thereof, relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party).

          (d) Except as disclosed in Schedule 2.22 of the Disclosure Schedule, the Company has not transported nor arranged for the transportation of a hazardous material from any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company, to any location, nor have any of them received notice of pending or threatened claims as a result of transporting or arranging for the transport of a hazardous material to any location.

     2.23 Legal Compliance.  The Company, and the conduct and operations of its
          ----------------
business, is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which affects or relates to this Agreement or the transactions contemplated hereby. The Company and the conduct and operations of its business is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which is applicable to the Company or its business, except for any noncompliance which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

     2.24 Permits.  Section 2.24 of the Disclosure Schedule sets forth a list of
          -------
all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company. Each such Permit is in full force and effect and, to the Company's knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.25 Certain Business Relationships.  Except as disclosed in Schedule 2.25
          ------------------------------
of the Disclosure Schedule, no Affiliate or stockholder of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company (c) owes any money to the Company or (d) has any outstanding borrowings from the Company.
Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the income statements of the Company included in the Financial Statements.

     2.26 Brokers' Fees.  The Company has no liability or obligation to pay any
          -------------
fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as set forth in Section 9.

     2.27 Books and Records.  The minute books and other similar records of the
          -----------------
Company accurately reflect the actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.28 Banking Facilities.  Section 2.28 of the Disclosure Schedule sets
          ------------------
forth a true, correct and complete list of:

          (a) each bank, savings and loan or similar financial institution at which the Company has an account, safety deposit box line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Company thereat and details, including terms, of any line of credit or credit facility; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

     2.29 U.S. Real Property Interests.  The Company certifies that in
          ----------------------------
accordance with Treasury Reg. Section 1.1445-2(c)(3) the Company Shares are not U.S. real property interests.

     2.30 Company Action.  The Board of Directors of the Company, by unanimous
          --------------
written action in lieu of a meeting has (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the Utah Revised Business Corporation Act, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that such shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

     2.31  Disclosure.  No representation or warranty by the Company contained
           ----------
in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. To the Company's best knowledge, the Company has disclosed to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

3.   Representations of the Buyer
     ----------------------------

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1  Organization and Corporate Power.  Each of the Buyer and the
          --------------------------------
Transitory Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Each of the Buyer and the Transitory Subsidiary has furnished to the Company true and correct copies of its charter and by-laws, each as amended to date. Each of the Buyer and the Transitory Subsidiary is not in default under or in violation of any provision of its charter or by-laws.

     3.2  Capitalization.  The authorized and outstanding capital stock of the
          --------------
Buyer as of February 27, 1998, is as set forth in the Annual Report on Form 10-K of the Company, as filed with the Securities and Exchange Commission for the year ended December 31, 1997 (the "Annual Report on Form 10-K"). All of the issued and outstanding shares of Common Stock, $.001 par value per share, of the Buyer are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

     3.3  Authorization.  The execution and delivery by the Buyer and the
          -------------
Transitory Subsidiary of this Agreement and the agreements provided for herein, and the consummation by the Buyer and the Transitory Subsidiary of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Buyer and Transitory Subsidiary. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer and the Transitory Subsidiary are parties constitute the valid and legally binding obligations of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with their respective terms.

     3.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Securities Act, any applicable state securities laws and the Exchange Act, the execution, delivery and performance by the Buyer and the Transitory Subsidiary of this Agreement and the agreements provided for herein, and the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Laws or Regulations applicable to the Buyer or the Transitory Subsidiary or any of their assets or properties; (b) violate the provisions of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary; (c) violate any judgment, order, writ, prohibition, injunction, decree or award of any Governmental Entity applicable to the Buyer or the Transitory Subsidiary;
(d) require on the part of the Buyer or the Transitory Subsidiary any filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (e) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which Buyer or Transitory Subsidiary is a party or by which Buyer or Transitory Subsidiary is bound or to which any of their assets is subject.

     3.5  Buyer Reports.  The Buyer has previously furnished to the Company
          -------------
complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission ("SEC"), and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since December 31, 1997, (such reports, including the Annual Report on Form 10-K, are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein. All reports required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC have been timely filed.

     3.6  Absence of Certain Changes.  Since January 1, 1998, there has not been
          --------------------------
any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development which could reasonably be foreseen to result in a material adverse change in the future.

4.   Covenants.
     ---------

     4.1  Commercially Reasonable Efforts.  Each of the Parties shall use its
          -------------------------------
respective commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2  Notices and Consents.  The Company and Buyer shall use their
          --------------------
commercially reasonable efforts to obtain, at their respective expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company or the Buyer, respectively, in connection with the transactions contemplated by this Agreement (including, in the case of the Company, without limitation those listed in Section 2.4 or Section 2.24 of the Disclosure Schedule).

     4.3  Meeting of Shareholders.  As soon as practicable following the
          -----------------------
execution of this Agreement, the Company shall obtain the approval by written consent of all of its shareholders of this Agreement and the Merger.

     4.4  Operation of Business.  Except as contemplated by this Agreement,
          ---------------------
during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Chief Financial Officer of the Buyer:

          (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities;

          (b) split, combine or reclassify any shares of its capital stock or securities; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity except standard travel advances to employees in the Ordinary Course of Business;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22 or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

          (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales in the Ordinary Course of Business;

          (f)  amend its charter or by-laws;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business or in an amount not to exceed $5,000 in any one case or $10,000 in the aggregate;

          (h) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

          (i) sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any material contract or agreement;

          (k) make or commit to make any capital expenditure in excess of $5,000 per item;

          (l)  commit to purchase or purchase any inventory in excess of $5,000;

          (m) enter into any sales contract or other arrangement to deliver product or licenses greater than $5,000;

          (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Section 5 not being satisfied; or

          (o) agree in writing or otherwise to take any of the foregoing actions.

     4.5  Full Access.  The Company shall permit representatives of the Buyer to
          -----------
have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company. Each of the Buyer and the Transitory Subsidiary (a) shall treat and hold as confidential any Confidential Information (as defined below), (b) shall not use any of the Confidential Information except in connection with this Agreement, and (c) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of the Company that is furnished in writing to the Buyer or the Transitory Subsidiary by the Company in connection with this Agreement; provided, however, that it shall not include any
                     --------  -------
information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer or the Transitory Subsidiary, or (iii) which the Buyer or the Transitory Subsidiary knew or to which the Buyer or the Transitory Subsidiary had access prior to disclosure.

     4.6  Continuing Obligation to Inform.  The Company shall promptly deliver
          -------------------------------
to the Buyer written notice of any event or development that would to the Company's knowledge (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would, to the Buyer's knowledge, (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.7  Exclusivity.  The Company shall not, and the Company shall use its
          -----------
best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company or any division of the Company (an "Alternative Transaction") or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Buyer) except such non-public information as may from time to time be provided to vendors and customers in the ordinary course of the Company's business. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, received by the Company from any person or entity concerning an Alternative Transaction.

     4.8  Listing of Merger Shares.  The Buyer shall use its commercially
          ------------------------
reasonable best efforts to list the Merger Shares on the Nasdaq National Market.

5.   Conditions to Consummation of Merger.
     ------------------------------------

     5.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval; and

          (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect.

     5.2  Conditions to Obligations of the Buyer and the Transitory Subsidiary.
          --------------------------------------------------------------------
The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2;

          (b) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect on the assets, business, financial condition or results of operations of the Company, (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

          (c) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (d) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) through (c) of this Section 5.2 is satisfied in all respects;

          (e) the Buyer shall be reasonably satisfied, based on completed suitability questionnaires returned by the Company Shareholders or otherwise, that the issuance of the Merger Shares continues to qualify for an exemption from registration under the Securities Act;

          (f) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and the Transitory Subsidiary
---------
and dated as of the Closing Date;

          (g) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company, except as specified by the Buyer in writing prior to the Closing; and

          (h) the Company shall have delivered to the Buyer and the Transitory Subsidiary such other certificates and instruments (including without limitation certificates of Tax good standing (or the equivalent) of the Company in the jurisdictions in which it files Tax Returns) as the Buyer shall reasonably request in connection with the Closing.

     5.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect on the assets, business, financial condition or results of operations of the Buyer, (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the case of clauses (i) and (ii) any such representation and warranty made as of specific date shall be true and correct in all material respects as of such specific date).

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) and (b) of this Section 5.3 is satisfied in all respects; and

          (d) the Buyer and the Transitory Subsidiary shall have obtained all of the waivers, permits, consents, approvals or other authorizations referred to in Section 4.2, except for any waivers, permits, consents, approvals or authorizations in whose absence the Merger could be consummated without materially adversely affecting the Company Shareholders.

          (e) The Buyer and each of Gregory Gibson, David Hills, Jeffrey Windsor, Darren Wittaker and Robert Despain shall have executed an employment agreement in the form set forth in Exhibit F attached hereto.
                                   ---------

          (f) The Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to matters set forth in Exhibit G
                                                                      ---------
attached hereto, addressed to the Company and dated as of the Closing Date.

          (g) The Company Shareholders delivering Company Shares at the Closing shall have received from the Buyer the cash payments referred to in Section 1.5(a).

6.   Indemnification.
     ---------------

     6.1  Indemnification.  The Majority Shareholders jointly and severally
          ---------------
shall indemnify the Surviving Corporation and the Buyer (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any officer, director or employee thereof ("Damages"), (i) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement, (ii) resulting from any claim disclosed in Section 2.18 of the Disclosure Schedule, and (iii) resulting from the failure of the Company's financial statements delivered to the Buyer pursuant to Section 2.6 hereof to conform in all material respects with generally accepted accounting principles ("GAAP").

     6.2  Method of Asserting Claims.
          --------------------------

          (a) All claims for indemnification by an Indemnified Person pursuant to this Section 6 shall be made in accordance with the provisions of the Escrow Agreement to the extent such provisions are applicable.

          (b) Except as set forth in subsection (c) below, if a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 6, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnification Representative, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Section 6 in accordance with the provisions of the Escrow Agreement, and (iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of the Escrow Agreement, for any such Damages for which it is entitled to indemnification pursuant to this
Section 6 (subject to the right of the Indemnification Representative to dispute the Indemnified Person's entitlement to indemnification under the terms of this
Section 6).

          (c) The Indemnified Person shall give prompt written notification to the Indemnification Representative of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification Representative shall relieve the Majority Shareholders of any liability or obligation hereunder except to the extent any damage, liability or actual prejudice to the rights of the Majority Shareholders or the ability of the Indemnification Representative to defend any such claim is caused by or arises out of such failure. Within 15 days after delivery of such notification, the Indemnification Representative may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnification

Representative acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 6. If the Indemnification Representative does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representative assumes control of such defense and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or materially different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representative, which shall not be unreasonably withheld. The Indemnification Representative shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

     6.3  Survival.  The representations and warranties of the Company set forth
          --------
in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 12 months after the Closing Date (the "Termination Date"). If a notice is given in accordance with the Escrow Agreement (a "Claim Notice") before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

     6.4  Recourse; Remedies.   If Buyer is entitled to indemnification payment
          ------------------
under this Section 6, it shall, prior to seeking recourse against the Majority Shareholders, seek to collect such payment through the surrender of Escrow Shares pursuant to the Escrow Agreement (or the offset against any funds held in escrow pursuant to the Escrow Agreement). By their execution of this Agreement, the Majority Shareholders agree that, as among themselves, if any one Majority Shareholder (the "Bearing Shareholder") pays more than its pro rata share of Damages under this Section 6, the non-Bearing Shareholders shall be liable for contribution to the Bearing Shareholder in amounts such that the Damages are borne by the Majority Shareholders in pro rata shares determined by a fraction the numerator of which shall be the number of shares of Buyer Common Stock received by all Majority Shareholders pursuant to this

Agreement. Notwithstanding the foregoing, with respect to any claim for indemnification under this Section 6 made after six months after the Closing Date, its sole and exclusive remedy shall be to collect such payment through the surrender of Escrow Shares pursuant to the Escrow Agreement (or the offset against any funds held in escrow pursuant to the Escrow Agreement). No Company Shareholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its covenants or agreements.

     6.5  Limitations.  Notwithstanding anything to the contrary herein, (a)
          -----------
except as provided in clause (b) hereof, (i) the aggregate liability of any Majority Shareholder for Damages under this Agreement shall not exceed the total value of the Buyer Common Stock and cash received by such Majority Shareholder under this Agreement and (ii) the aggregate liability of the Majority Shareholders for Damages under this Section 6 shall not exceed $10 million, provided however, that with respect to any Claim Notice given at any time after
-------- -------
the date that is six months after the Closing Date and before the Termination Date, the aggregate liability shall not exceed the Escrow Shares (together with any funds or other assets held in escrow pursuant to the Escrow Agreement), and
(b) the Majority Shareholders shall have no liability until Damages in the aggregate exceed $50,000, at which time the Majority Shareholders shall have liability for all Damages, including the first $50,000 thereof.

7.   Termination.
     -----------

     7.1  Termination of Agreement.  The Parties may terminate this Agreement
          ------------------------
prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 5 days of delivery of written notice thereof;

          (c) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred by 5:00 p.m. (Boston time) on May 31, 1998 by reason of the failure of any condition precedent under Section
5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (d) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred by 5:00 p.m. (Boston time) on May 11, 1998 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2  Effect of Termination.  If any Party terminates this Agreement
          ---------------------
pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that
                                                        --------  -------
the confidentiality provisions contained in Section 4.5 shall survive any such termination.

8.   Registration of Shares
     ----------------------

     (a) The Buyer agrees to use its commercially reasonable best efforts to file with the SEC under the Securities Act, no later than 180 days after the Closing, a registration statement on Form S-3 (a "Registration Statement") with respect to the resale by each Company Shareholder of up to 50% of the shares of Buyer Common Stock (including Escrow Shares) issuable to each such Company Shareholder hereunder, and to use reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter; provided,
                                                                 --------
however, that Buyer shall not be responsible for any delay in filing or failure
-------
to file a Registration Statement which results from the failure of the Company Shareholders to provide to the Buyer such information as the Buyer requests in order to comply with the Securities Act and regulations of the SEC. The Buyer will promptly prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep the Registration Statement effective to comply with the provisions of the Securities Act with respect to the disposition of all of the Initial Shares registered thereunder (collectively, the "Registered Shares") until the earlier of (i) such time as all of the Registered Shares have been disposed of in accordance with the intended methods of distribution by the Company Shareholders set forth in the Registration Statement (which shall consist of sales on the Nasdaq National Market, in negotiated transactions or through a combination of methods but which shall not include an underwritten public offering) or (ii) one year after the issuance of the shares covered thereby.

     (b) (i) The Buyer shall promptly notify the Company Shareholders of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. The Buyer shall use reasonable efforts to obtain the withdrawal of any such stop order. In the event of any stop order suspending the effectiveness of the Registration Statement, the Buyer shall be required to keep the Registration Statement effective until the earlier of (A) such time as all Registered Shares offered thereby have been disposed of in accordance with the intended methods of distribution set forth in the Registration Statement or (B) the period required by Section 8(a) above plus an extended period equal to the number of days during which any such suspension was in effect.

          (ii) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer's obligations under this Section 8 to file the Registration Statement and to use reasonable efforts to cause the Registration Statement to become and remain effective (and the right of the Company Shareholders to use the prospectus contained therein) shall be suspended in the event and during such period as the Buyer determines that the existence of any fact or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by the Buyer in the Registration Statement the confidentiality of which the Buyer has a business purpose to preserve or which fact or event would render the Buyer unable to comply with SEC requirements (in either case, a "Suspension Event"). The suspension of the Buyer's obligations in accordance with the preceding sentence shall not exist for any longer period of time than such suspension exists for other similarly restricted stockholders of the Buyer. The Buyer shall notify the Company Shareholders promptly in writing of the existence of any Suspension Event. In the case of any Suspension Event occurring prior to and delaying the filing of the Registration Statement, the Buyer shall file the Registration Statement as soon as practicable after the conclusion of the Suspension Event. In the case of any Suspension Event occurring after effectiveness of the Registration Statement, the Buyer shall be required to keep the Registration Statement effective until the earlier of (i) such time as all of the Registered Shares offered thereby have been disposed of in accordance with the intended methods of distribution set forth in the Registration Statement or (ii) the period required by Section 9(a) above plus an extended period equal to the number of days during which any such suspension was in effect.

          (iii) Following the effectiveness of the Registration Statement, each of the Company Shareholders agrees that it will not effect any sales of the Registered Shares offered thereby at any time after it has received notice from the Buyer to suspend sales as a result of a stop order or the occurrence or existence of any Suspension Event. The Company Shareholders may recommence effecting sales of the Registered Shares offered thereby following further notice to such effect from the Buyer, which notice shall be given by the Buyer promptly after the withdrawal of any stop order or the conclusion of any such Suspension Event.

          (iv) Upon the effectiveness of the Registration Statement, the Buyer shall, as promptly as practicable, furnish to each of the Company Shareholders such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Company Shareholders may reasonably request in order to facilitate the public sale or other disposition of the Registered Shares owned by the Company Shareholders.

          (v) The Buyer shall use its reasonable efforts to register or qualify all Registered Shares covered by the Registration Statement under such other securities laws or "blue sky" laws of such jurisdictions as the Company Shareholders shall reasonably request, to keep such registrations or qualifications in effect for so long as the Registration Statement remains in effect and to take any other action which may be reasonably necessary or advisable to enable the Company Shareholders to consummate the disposition in such jurisdictions of the Registered Shares owned by such Company Shareholders; provided, however, that the Buyer shall not be required to qualify generally to
--------  -------
do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subparagraph (v) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

          (vi) The Buyer (as among the Buyer and the Company Shareholders) shall bear all registration expenses in connection with the Registration Statement, other than (A) any underwriting discounts and commissions or stock expenses incurred by the Company Shareholders for brokerage, accounting, tax, legal services or (b) any other expenses incurred by the Company Shareholders in taking possession of or disposing of the Registered Shares pursuant to the Registration Statement or otherwise.

     (d) Each of the Company Shareholders agrees to notify the Buyer in writing within five (5) business days of any and all sales of Registered Shares pursuant to a Registration Statement.

9.   Brokers.  The Company represents and warrants that no person, firm or
     -------
corporation (other than Amsterdam Pacific LLC) has acted in the capacity of broker or finder on its behalf in connection with this Agreement or the transactions contemplated hereby, and no broker or finder (other than Amsterdam Pacific LLC) is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by him or it or on his or its behalf. Each of the Company Shareholders agrees to indemnify and hold harmless the Buyer and, if the Closing occurs, the Company against any claims or liabilities asserted by any person acting or claiming to act as a broker or finder on behalf of such Company Shareholder or the Company.

10.  Expenses.
     --------

     All expenses incurred by the Company in connection with the transactions contemplated hereby are set forth in Exhibit G. All legal and accounting fees
                                     ---------
and expenses incurred by the Company in connection with the transactions contemplated hereby in excess of $50,000 shall be borne by the Company Shareholders. In no event will any of the legal, accounting or investment banking fees or expenses incurred in connection with this transaction by the Company in excess of $50,000 be billed to or paid by the Company. The Company Shareholders shall be responsible for payment of all sales, transfer, or similar taxes arising out of the conveyance of the Company Shares.

11.  Miscellaneous.
     -------------

     11.1 Press Releases and Announcements.  The Company shall not issue any
          --------------------------------
press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the Buyer.

     11.2 No Third Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
                                  --------  -------
Section 1 concerning issuance of the Merger Consideration are intended for the benefit of the Company Shareholders and the provisions of Section 6.4 concerning contribution to the Bearing Shareholder are intended for the benefit of any Bearing Shareholder.

     11.3 Entire Agreement.  This Agreement (including the documents referred to
          ----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     11.4 Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     11.5 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     11.6 Headings.  The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices.  All notices, requests, demands, claims, and other
          -------
communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                  Copy to:
     -----------------                   -------

     Icentral, Incorporated              Fillmore, Belliston & Israelsen
     225 N. University Avenue            3549 N. University Avenue
     Provo, UT  84601                    Provo, UT  84604
     Attn: Chief Executive Officer       Attn:  Carl Belliston, Esq.

     If to the Buyer:                    Copy to:
     ---------------                     -------

     Open Market, Inc.                   Hale and Dorr LLP
     One Wayside Road                    60 State Street
     Burlington, MA  01803               Boston, MA 02109
     Attn:  Chief Financial Officer      Attn: John H. Chory, Esq.

     If to the Transitory Subsidiary:    Copy to:
     -------------------------------     -------

     Norway Acquisition Corporation      Hale and Dorr LLP
     Open Market, Inc.                   60 State Street
     One Wayside Road                    Boston, MA 02109
     Burlington, MA  01803               Attn: John H. Chory, Esq.
     Attn:  President

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.8 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     11.9  Amendments and Waivers.  The Parties may mutually amend any provision
           ----------------------
of this Agreement at any time prior to the Effective Time; provided, however,
                                                           --------  -------
that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the Utah Revised Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     11.10 Severability.  Any term or provision of this Agreement that is
           ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     11.11 Specific Performance.  Each of the Parties acknowledges and agrees
           --------------------
that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 11.12), in addition to any other remedy to which it may be entitled, at law or in equity.

     11.12 Construction.  The language used in this Agreement shall be deemed
           ------------
to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     11.13 Incorporation of Exhibits and Schedules.  The Exhibits, Schedules
           ---------------------------------------
and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.



            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.


                              OPEN MARKET, INC.


                              By: /s/ Gary B. Eichhorn
                                  ----------------------------------------

                              Title: President and Chief Executive Officer
                                     -------------------------------------


                              ICENTRAL, INCORPORATED


                              By:  /s/ Greg Gibson
                                   ---------------------------------------
                              Title: President
                                     -------------------------------------


                              NORWAY ACQUISITION CORPORATION


                              By:  /s/ Gary B. Eichhorn
                                   ---------------------------------------

                              Title: President
                                     -------------------------------------